Exhibit 99.1

PRESS RELEASE

For Immediate Release

Contact:	Jim Wise (618) 474-7476
Erin Williams (618) 474-7465

ARGOSY GAMING COMPANY

REPORTS FIRST QUARTER 2004 EARNINGS

Alton, IL, April 27, 2004 — Argosy Gaming Company (NYSE:AGY) today announced first quarter results for the period ended March 31, 2004.  Earnings per diluted share (“EPS”) were $0.13 on net income of $4.0 million, as compared to $0.50 per diluted share on net income of $14.7 million for the first quarter of 2003.   Included in the results of the first quarter of 2004 are after-tax expenses of $14.8 million, or $0.50 per share, associated with the February 2004 refinancing of the Company’s outstanding 10¾% notes due 2009.

Net revenues were $264.1 million for the first quarter of 2004, up $27.8 million, or 12% from $236.3 million in the first quarter of 2003.  Of note, net revenues at Argosy’s Riverside property increased 62%, or $14.6 million, from the first quarter of the prior year.  At Argosy’s Lawrenceburg property, net revenues also grew by $14.6 million, or 15% over the first quarter of 2003.  Net revenues at the Company’s Illinois properties declined 5%, or $4.2 million, primarily as a result of actions taken by the Company following the increase in the gaming and admission tax rates there.

Argosy’s EBITDA (earnings before interest, taxes, depreciation and amortization) for the quarter was up 16% year over year, at $67.3 million for the first quarter 2004 compared to $58.2 million for the first quarter 2003.  The increase is primarily related to improved results at the Company’s Lawrenceburg and Riverside properties, partially offset by increased gaming and admission tax rates.  EBITDA improved at each of the Company’s properties compared to the same quarter in 2003, with the exception of the Company’s two Illinois properties, where increased gaming and admission tax rates more than offset operational efficiencies.

“We’re thrilled by the response to our investment in Riverside.  To have EBITDA more than double from the same quarter last year is outstanding,” said Richard J. Glasier, President and CEO of Argosy.  “We’re especially pleased that the new facility has been successful not only in bringing back guests who decided to forego playing at Argosy while the construction was underway, but in growing the entire Kansas City market, as new visitors are attracted to the property.”

The Company’s EBITDA margin (EBITDA as a percent of net revenues) for the quarter was 26%, up from 25% the same quarter last year.  This improvement was achieved despite the increase in gaming and admission taxes as a percent of net revenues from 34% in the first quarter of 2003 to 35% in 2004.  At Argosy’s Riverside property, EBITDA margin increased almost eight percentage points for the first quarter of 2004, from 23.3% to 31.2%, and matched the 31.2% EBITDA margin achieved at the Company’s Sioux City property.  The highest EBITDA margin performance for the Company was achieved in Lawrenceburg, where it was 32.3% for the first quarter of 2004, up from 29.8% during the same quarter in 2003.  The Empress Casino Joliet was also able to improve its EBITDA margin, from

24.0% in 2003 to 24.6% for the first quarter of this year, despite a decrease in revenues and increase in gaming and admission taxes at the property.

“Our management teams did an excellent job of translating revenue growth into EBITDA growth this quarter,” said Glasier.  “In several cases, the percentage increase in EBITDA was more than twice the percentage increase in casino revenues.”

Capital Structure

Capital spending during the quarter ended March 31, 2004 was $30.7 million and consisted of maintenance capital and residual payments for construction of the new casino at the Company’s Riverside property, which opened in December 2003.

The Company has decided to move the riverboat formerly used in Riverside to Sioux City to replace the boat currently in use there.  Argosy expects to spend approximately $8 million to $10 million for relocation and renovation of the vessel.  Completion is anticipated at the end of the third quarter of 2004, and will include a 150-unit increase in the number of slot machines.  The Company is also considering additional capital investment at its Riverside and Lawrenceburg properties.

Argosy continues to transition to Ticket-In, Ticket-Out (“TITO”) slot machines as part of its maintenance capital plan based on the anticipated operating efficiencies afforded by the technology, as well as consumer preference for the product.  Approximately 55% of the Company’s slot machines are currently operating with TITO technology, and an additional 30% are TITO-ready and available for use, pending regulatory approval.  The Company began utilizing TITO machines in Alton and Joliet earlier this month.  Subject to receiving final approval from the state of Illinois, the Company expects to be essentially 100% TITO-operational by the end of the year.

In February of 2004, the Company refinanced $329 million out of a total of $350 million of the Company’s 10¾% Notes due 2009 with a new issue of $350 million in Notes at a rate of 7%.  The new Notes mature in 2014.  Because capital spending and the costs associated with the refinancing exceeded the free cash flow generated by operations during the quarter, Company debt increased from $870.2 million as of December 31, 2003 to $894.6 million as of March 31, 2004.

Guidance

Argosy announced the following updates to its previously issued earnings guidance:

•                  The Company is redeeming the remaining outstanding $21 million in 10¾% Notes due 2009 on June 1, 2004.  The Company expects to incur an after-tax charge of approximately $0.02 per share in the second quarter related to this transaction.

•                  The Company expects capital spending for the balance of 2004 to be between $40 million and $45 million, including final payments for the new casino at Riverside and the renovation and transfer of the Riverside boat to Sioux City.  Capital spending for the full year of 2004 is expected to be between $70 million and $75 million.

•                  On an annualized basis, the positive impact of additional capacity in Sioux City and the efficiencies of dockside operations are expected to offset the recently passed gaming tax increase in Iowa.  However, the tax increase is expected to have a small negative impact on the 2004 results.

Based on these factors and the Company’s stronger than expected first quarter performance, Argosy now estimates EPS for 2004, after deduction of $0.52 in charges to EPS in connection with the refinancing of the Company’s $350 million of 10¾% Notes, to be in the range of $1.73 to $1.83.

Argosy will host a conference call for interested parties on April 27, 2004, at 11:00 a.m. EDT to review its first quarter 2004 results. Call participants should dial (706) 634-1306 ten to fifteen minutes before the call and reference ID #6681757.  The call will be broadcast live via the Internet and may be accessed through our web site at www.argosycasinos.com.  A replay of the call will be available at our web site through May 2, 2003.

Argosy Gaming Company is a leading owner and operator of casinos and related entertainment and hotel facilities in the midwestern and southern United States. Argosy owns and operates the Alton Belle Casino in Alton, Illinois, serving the St. Louis metropolitan market; the Argosy Casino-Riverside in Missouri, serving the greater Kansas City metropolitan market; the Argosy Casino-Baton Rouge in Louisiana; the Argosy Casino-Sioux City in Iowa; the Argosy Casino-Lawrenceburg in Indiana, serving the Cincinnati and Dayton metropolitan markets; and the Empress Casino Joliet in Illinois serving the greater Chicagoland market.

This press release contains statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.   These forward-looking statements generally can be identified by phrases such as the Company or its management “believes,” “anticipates,” “expects,” “forecasts,” “estimates,”   “foresees,” or other words or phrases of similar import.    Similarly, such statements herein that describe the Company’s business outlook, objectives, strategy, intentions or goals are also forward-looking statements.  All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected, including but not limited to:

•                                          competitive and general economic conditions in the markets in which the Company operates, including locations of competitors and legalization of gaming in new jurisdictions;

•                                          construction factors relating to the Company’s expansion projects, including delays, zoning issues, environmental restrictions, weather and other hazards, site access matters and building permit issues;

•                                          the timing of the transition to cashless slots at the Company’s properties;

•                                          the ability to effectively implement operational changes at the Company’s properties;

•                                          litigation outcomes and judicial actions, including gaming legislative action, referenda and taxation;

•                                          the effect of economic, credit and capital market conditions on the economy in general, and on gaming companies in particular;

•                                          changes in laws (including increased tax rates), regulations or accounting standards;

•                                          the effect of future legislation or regulatory changes on the Company’s operations (including legalization of gaming in new jurisdictions);

•                                          other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

-Tables Follow-

ARGOSY GAMING COMPANY

CONSOLIDATED STATEMENTS OF INCOME

(In Thousands, Except Per Share Data)

	Three Months Ended
	Mar 31, 2004	Mar 31, 2003
	(unaudited)	(unaudited)
Revenues:
Casino	$266,007	$240,857
Admissions	5,360	3,005
Food, beverage and other	26,460	24,760
	297,827	268,622
Less promotional allowances	(33,738)	(32,290)
Net revenues	264,089	236,332

Costs and expenses:
Gaming and admission taxes	91,578	79,857
Casino	32,574	34,146
Selling, general and administrative	44,176	35,789
Food, beverage and other	18,601	17,798
Other operating expenses	9,863	10,506
Depreciation and amortization	14,225	12,683
	211,017	190,779
Income from operations	53,072	45,553

Other income (expense):
Interest income	21	51
Interest expense	(18,051)	(18,947)
Expense on early retirement of debt	(25,277)	—
	(43,307)	(18,896)

Income before income taxes	9,765	26,657

Income tax expense	(5,805)	(11,996)

Net income	$3,960	$14,661

Basic income per share	$0.13	$0.51

Diluted income per share	$0.13	$0.50

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ARGOSY GAMING COMPANY AND SUBSIDIARIES

SELECTED FINANCIAL INFORMATION

CASINO AND NET REVENUES

(In Thousands)

	Three Months Ended
	Mar 31, 2004	Mar 31, 2003
	(unaudited)	(unaudited)
Casino Revenues
Alton Belle Casino	$27,186	$29,387
Argosy Casino - Riverside	38,238	24,458
Argosy Casino - Baton Rouge	21,695	20,059
Argosy Casino - Sioux City	11,686	10,389
Argosy Casino - Lawrenceburg	112,002	97,061
Empress Casino Joliet	55,200	59,503
Total	$266,007	$240,857

Net Revenues
Alton Belle Casino	$26,044	$28,225
Argosy Casino - Riverside	37,930	23,364
Argosy Casino - Baton Rouge	22,351	20,835
Argosy Casino - Sioux City	11,346	10,100
Argosy Casino - Lawrenceburg	112,933	98,338
Empress Casino Joliet	53,485	55,470
Total	$264,089	$236,332

ARGOSY GAMING COMPANY AND SUBSIDIARIES

SELECTED FINANCIAL INFORMATION

RECONCILIATION OF INCOME FROM OPERATIONS TO EBITDA (1)

(In Thousands, unaudited)

	For the three months ended March 31, 2004
	Income (loss) from operations	Depreciation and amortization expense	EBITDA (1)
Alton Belle Casino	$3,158	$1,552	$4,710
Argosy Casino - Riverside	9,384	2,461	11,845
Argosy Casino - Baton Rouge	2,625	2,266	4,891
Argosy Casino - Sioux City	2,419	1,123	3,542
Argosy Casino - Lawrenceburg	33,116	3,412	36,528
Empress Casino Joliet	10,355	2,800	13,155
Corporate (2)	(7,985)	611	(7,374)
Total	$53,072	$14,225	$67,297

	For the three months ended March 31, 2003
	Income (loss) from operations	Depreciation and amortization expense	EBITDA (1)
Alton Belle Casino	$6,714	$1,771	$8,485
Argosy Casino - Riverside	3,994	1,445	5,439
Argosy Casino - Baton Rouge	1,789	2,062	3,851
Argosy Casino - Sioux City	1,759	1,046	2,805
Argosy Casino - Lawrenceburg	26,066	3,237	29,303
Empress Casino Joliet	10,708	2,610	13,318
Corporate (2)	(5,477)	512	(4,965)
Total	$45,553	$12,683	$58,236

See accompanying notes to selected financial information

ARGOSY GAMING COMPANY

NOTES TO SELECTED FINANCIAL INFORMATION

(1)                      “EBITDA” is defined as earnings before interest (including expense on early retirement of debt), taxes, depreciation and amortization.  EBITDA is presented solely as a supplemental disclosure because management believes it is 1) a widely used measure of operating performance in the gaming industry, 2) a principal basis for valuation of gaming companies and 3) is used as a basis for determining compliance with our credit facility.  Management uses property-level EBITDA (EBITDA before corporate expense) and EBITDA margin (EBITDA as a percent of net revenues) as the primary measures of our properties’ performance, including the evaluation and compensation of operating personnel.  EBITDA should not be construed as an alternative to GAAP-based financial measures such as operating income, an indicator of our operating performance, or cash flows from operating activities, a measure of our liquidity.  We have significant uses of cash flows, including capital expenditures, interest payments, taxes and debt principal repayments, which are not reflected in EBITDA.  We believe the performance of our operating units is more appropriately measured before these expenses, since the allocation of our capital is decided by corporate management and is subject to the approval of the board of directors.  In addition, we manage cash and finance our operations at the consolidated level and we file a consolidated income tax return.  We do not consider EBITDA in isolation.  Our calculation of EBITDA may not be comparable to similarly titled measures reported by other companies.

(2)                      Because we do not include corporate expense in our computation, property-level EBITDA does not reflect all the costs of operating the properties as if each were a stand-alone business unit.  Corporate expense includes significant expenses necessary to manage a multiple casino operation, certain of which, such as corporate executive compensation, development, public company reporting, treasury, accounting, legal and tax expenses, would also be required of a typical stand-alone casino property.

ARGOSY GAMING COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Share and Per Share Data)

	March 31, 2004	December 31, 2003
	(unaudited)
Current assets:
Cash and cash equivalents	$71,779	$67,205
Accounts receivable, net	3,832	4,292
Income taxes receivable	2,675	1,015
Deferred income taxes	12,924	13,295
Other current assets	7,309	7,196
Total current assets	98,519	93,003

Net property and equipment	551,179	548,120
Other assets:
Deferred finance costs, net	17,513	16,748
Goodwill, net	727,470	727,470
Intangible assets, net	25,501	26,092
Other	569	439
Total other assets	771,053	770,749
Total assets	$1,420,751	$1,411,872

Current liabilities:
Accounts payable	$15,924	$26,955
Accrued payroll and related expenses	22,072	24,125
Accrued gaming and admission taxes	31,957	44,570
Other accrued liabilities	41,229	39,986
Accrued interest	5,760	9,296
Current maturities of long-term debt	3,748	4,648
Total current liabilities	120,690	149,580

Long-term debt	890,827	865,510
Deferred income taxes	99,461	93,119
Other long-term obligations	416	419

Stockholders’ equity:
Common stock, $.01 par; 120,000,000 shares authorized; 29,399,845 and 29,314,542 shares issued and outstanding at March 31, 2004 and December 31, 2003, respectively	294	293
Capital in excess of par	94,146	92,551
Accumulated other comprehensive (loss)	(1,384)	(1,941)
Retained earnings	216,301	212,341
Total stockholders’ equity	309,357	303,244
Total liabilities and stockholders’ equity	$1,420,751	$1,411,872